Exhibit 2.2

EXECUTION COPY

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment (this “Amendment”) is made and entered into as of the 29th day of August, 2006, to the Purchase and Sale Agreement by and among Liberty Media Corporation and its Subsidiaries identified on Schedule 1 thereto (collectively, “Buyer”), on the one hand, and IDT Corporation (“IDT”) and TLL Dutch Holdings B.V. (“TLL” and together with IDT, “Seller”), on the other hand, dated August 11, 2006 (the “Purchase Agreement”). Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Purchase Agreement.

Buyer and Seller hereby agree to amend the Purchase Agreement as follows:

1.	Section 3.1(a) of the Purchase Agreement is amended in its entirety and replaced with the following new Section 3.1(a):

(a) At the Closing, the Company Equity Interests and the Foreign Equity Interests will be acquired by Buyer from Seller in exchange for: (i) a cash payment by Buyer to Seller at the Closing of $200,941,094, subject to adjustment as provided in Section 3.2 (the “Cash Consideration”); (ii) 16,170,347 shares of Class B common stock of Seller held by Buyer; (iii) 7,500 shares of common stock of IDT Telecom, Inc., a Delaware corporation (“IDT Telecom”), held by Buyer (together with the shares described in subclause (ii) above, and as the same may be adjusted pursuant to any other provisions of this Agreement, the “Stock Consideration”); and (iv) the right to receive any Contingent Amount ((i)-(iv) collectively, the “Aggregate Consideration”). The portion of the Aggregate Consideration allocable to the Company Equity Interests and to each of the Foreign Equity Interests is set forth on Schedule 2 and Schedule 3, respectively. The Cash Consideration to be paid by Buyer at the Closing will be made by wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to the Closing Date. The Stock Consideration to be delivered by Buyer at the Closing will be made as a redemption of Buyer’s interest in Seller and IDT Telecom.

2.	Schedule 2 to the Purchase Agreement is amended in its entirety and replaced with Schedule 2 attached to this Amendment.

3.	Except as set forth in this Amendment, the Purchase Agreement continues in full force and effect without amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment as of the date first above written.

BUYER:

LIBERTY MEDIA CORPORATION

By:	/s/ Albert Rosenthaler

Name:	Albert Rosenthaler
Title:	Senior Vice President

SELLER:

IDT CORPORATION

By:	/s/ Motti Lichtenstein

Name:	Motti Lichtenstein
Title:	Chief Operating Officer

TLL DUTCH HOLDINGS B.V.

By:	/s/ Douglas W. Mauro

Name:	Douglas W. Mauro
Title:	Director

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